Exhibit 99.1

Date: August 9, 2007

COVIDIEN REPORTS THIRD-QUARTER RESULTS

Pro forma diluted loss per share from continuing operations was ($2.23); excluding specified items, pro forma adjusted diluted earnings per share from continuing operations was $0.67

PEMBROKE, Bermuda – Covidien Ltd. (NYSE: COV; BSX: COV) today reported results for the third quarter of fiscal 2007 (April – June 2007), its first quarterly report following the separation from Tyco International on June 29, 2007. Third-quarter net sales increased 5% from a year ago to $2.6 billion, led by the Medical Devices and Pharmaceutical Products business segments. Sales growth was driven by higher volume and new products. Favorable foreign exchange contributed 2 percentage points to the sales increase. Strong double-digit sales growth was posted internationally, led by Europe and Other Americas, primarily Latin America.

Gross margin of 48% in the quarter was up more than a full percentage point from that of the prior year. Favorable product mix and cost savings resulting from strategic sourcing initiatives, manufacturing efficiencies and operational excellence activities were partially offset by the negative impact of higher raw materials and transportation costs.

The quarter included considerably higher Selling, general and administrative expenses. The growth in these expenses was attributable to a planned increase in selling and marketing investments and higher quarterly administrative expenses, primarily due to increases in compensation expense, as well as costs to separate from Tyco International. Research and Development (R&D) spending was also above a year ago.

For the third quarter, the Company reported an operating loss of $730 million versus operating income of $557 million a year ago. The third-quarter 2007 operating loss included a $1.2 billion charge for Covidien’s portion of the Tyco International class action settlement, a $30 million charge for in-process research and development related to the Sorbx technology acquisition and a $5 million restructuring charge. Excluding these three specified items, third-quarter operating income would have been $512 million, representing 19.9% of sales.

The third-quarter effective tax rate was negative 19.9%. The tax rate for the quarter includes two items for which no tax benefit was realized: the charges related to the allocated net class action settlement and the allocated $146 million loss on early extinguishment of debt. In addition, the rate was adversely impacted by certain tax costs incurred in connection with the Company’s separation from Tyco and other adjustments to legacy income tax liabilities.

Pro forma diluted loss per share from continuing operations of ($2.23) included the following items: $2.43 relating to Covidien’s portion of the Tyco International class action settlement, $0.31 for the loss on early extinguishment of debt, $0.12 for other tax matters that impacted our effective tax rate, $0.04 for in-process R&D and $0.01 for restructuring. Excluding these items, pro forma diluted earnings per share from continuing operations was $0.67.

“Our third-quarter operating results were in line with our expectations, as we successfully managed our separation from Tyco International while continuing to deliver sales and results consistent with our plans,” said President and Chief Executive Officer Richard J. Meelia. “Third-quarter sales growth was paced by a very good performance by our Medical Devices and Pharmaceutical Products segments, aided by new products, acquisitions and partial recovery from last year’s product-related issues. We again achieved an excellent performance in our International markets, reflecting the incremental investments we made over the last three years to augment the sales force and expand geographically.

“On an adjusted basis, our operating margin was right on plan, driven by a significant improvement in gross margin. As expected, we stepped up investments in selling and marketing and increased R&D spending, which negatively affected our earnings, but improved top-line performance. These investments will enable us to further broaden our selling presence and accelerate sales and earnings growth in the future,” Mr. Meelia said.

“Moving forward as an independent company, we are poised to deliver on our growth targets and strengthen our position as a global leader in the healthcare industry,” Mr. Meelia added.

Results by business segment follow.

Medical Devices sales increased 9% in the quarter to $1.6 billion from $1.5 billion in the previous year. Sales growth was driven by new products and acquisitions. Favorable foreign exchange contributed 3 percentage points to the sales growth rate and benefited all product groups in the segment. Sales of Surgical Devices climbed at a double-digit pace, led by laparoscopic instruments, a strong performance in Europe and Asia-Pacific and the benefit of the 2006 Confluent acquisition. Sales of Energy-based Devices also increased at a double-digit rate, with strong growth for vessel sealing in both the United States and Europe. Respiratory and Monitoring Solutions sales rose above those of last year, due to a good performance in International markets and the acquisition of Airox. Sales of Patient Care and Safety Products were above those of a year ago, led by higher sales of pre-filled syringes and vascular therapy products.

During the quarter, the Company announced the acquisition of AbsorbaTack absorbable tack technology from Sorbx. AbsorbaTack, used in hernia repair procedures, is expected to expand our Surgical Devices product portfolio and leverage our global capabilities.

Imaging Solutions sales rose 5% to $238 million, compared with $227 million in the prior year’s third quarter. Favorable foreign exchange contributed 2 percentage points to the sales growth rate. Sales of Radiopharmaceuticals were well above those of last year, due to higher sales of cardiology and oncology products, as well as increased generator volume. The generator sales gain was aided by comparison to the year-ago period, when recall issues restrained sales. Sales of Contrast Agents and Contrast Delivery Systems were about even with a year ago. Growth in Contrast Delivery Systems was countered by a small decline in sales of Contrast Agents, as higher Contrast Agent unit volume was more than offset by significant pricing declines in the quarter.

Pharmaceutical Products sales increased 8% to $333 million from $307 million in the third quarter of last year. Sales growth was paced by double-digit gains in active pharmaceutical ingredients (API), coupled with higher sales of dosage pharmaceuticals and specialty chemicals. The API sales increase was attributable to growth in narcotic products and bulk acetaminophen. In specialty chemicals, the strong quarterly sales advance was due to pharmaceutical and laboratory chemicals.

Medical Supplies sales decreased 3% to $247 million from $255 million in the third quarter of the previous year. The decline was primarily due to lower sales of Original Equipment Manufacturer (OEM) products, including needles and pre-filled syringes.

Retail Products sales of $178 million in the quarter were 18% below last year’s $217 million. The sales decline resulted primarily from lower infant care volume, attributable to the planned withdrawal from several low-margin, private-label contracts.

OUTLOOK

Consistent with prior guidance, the Company estimates sales growth for the 2007 fiscal year will be in the 4% - 6% range, including the impact of foreign exchange. Sales are expected to increase mid-single digits in the Medical Devices segment and high single digits in both the Imaging Solutions and Pharmaceutical Products segments. The Company expects sales in Medical Supplies to be flat or slightly below a year ago and sales of Retail Products to be well below last year. The operating margin for fiscal 2007 is expected to be in the 20 - 21% range, excluding the allocated class action settlement, in-process R&D and restructuring expenses.

For fiscal 2008, the Company continues to expect sales to be up 3% - 5%, excluding the impact of foreign exchange. Operating margin is estimated to be in the 19% - 20% range, excluding any in-process R&D and restructuring expenses. Consistent with prior guidance, we anticipate the effective tax rate will be in the 30% - 32% range for fiscal 2008.

ABOUT COVIDIEN LTD.

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines, including Surgical Devices, Energy-based Devices, Respiratory and Monitoring Solutions, Patient Care and Safety Products, Imaging Solutions, Pharmaceutical Products, Medical Supplies and Retail Products. With 2006 revenue of nearly $10 billion, Covidien has more than 43,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. For additional information, please visit our website, www.covidien.com.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Wayde McMillan
Director	Director
Financial Communications	Investor Relations
508-452-4372	508-452-4387
bruce.farmer@covidien.com	wayde.mcmillan@covidien.com

CONFERENCE CALL AND WEBCAST

The Company will hold a conference call for investors today, beginning at 8:30 a.m. EDT. This call can be accessed three ways:

•	Web – Go to Covidien’s website at http://www.covidien.com. A replay of the call will be available through August 16 at the same website.

•

Telephone – The dial-in number for participants in the United States is (866)-831-6247. For participants outside the United States, the dial-in number is (617)-213-8856. The access code for both numbers is 42577931.

•

Audio replay – The conference call will be available for replay, beginning at noon EDT on August 9, 2007, and ending at 11:59 p.m. on August 16, 2007. The dial-in number for participants in the United States is (888)-286-8010. For participants outside the United States, the replay dial-in number is (617)-801-6888. The replay access code for all callers is 29498804.

NON-GAAP FINANCIAL MEASURES

This press release contains financial measures, including adjusted operating income, adjusted earnings per share and adjusted operating margin, that are considered “non-GAAP” financial measures under applicable Securities & Exchange Commission rules and regulations. These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles. The definition of these non-GAAP measures may differ from similarly titled measures used by others.

The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The Company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and to determine management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease the Company’s reported results of operations, management strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is included in the tables accompanying this release.

The Company presents its operating margin forecast before special items to give investors a perspective on the expected underlying business results. Because the Company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the Company’s financial statements, it is difficult to include the impact of those items in the forecast.

BASIS OF PRESENTATION

The accompanying Financial Statements reflect the consolidated operations of Covidien Ltd. and its subsidiaries as an independent publicly-traded company as of June 29, 2007, and a combined reporting entity comprising the assets and liabilities used in managing and operating Tyco International’s healthcare businesses, including Covidien Ltd., prior to June 29, 2007. The Company’s Financial Statements for periods prior to June 29, 2007 may not be indicative of its future performance and do not necessarily reflect what its combined results of operations, financial condition and cash flows would have been had it operated as an independent, publicly-traded company during the periods presented, including changes in the Company’s capitalization as a result of the separation from Tyco International.

FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements.

The forward-looking statements in this release may include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Covidien’s business are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. Covidien is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other factors is set forth in the Information Statement filed as Exhibit 99.1 to the Covidien Ltd. Form 8-K filing on June 8, 2007.

Covidien Ltd.

Combined Statements of Operations (unaudited)

Quarters Ended June 29, 2007 and June 30, 2006

(in millions, except per share data)

	Quarters Ended
	June 29, 2007	Percent of Net Sales	June 30, 2006	Percent of Net Sales
Net sales	$2,579	100.0%	$2,464	100.0%
Cost of products sold	1,337	51.8	1,306	53.0

Gross profit	1,242	48.2	1,158	47.0

Selling, general and administrative expenses	662	25.7	536	21.8
Research and development expenses	68	2.6	64	2.6
Class action settlement, net of insurance recovery	1,207	46.8	—	—
Restructuring charges	5	0.2	—	—
Loss on divestiture	—	—	1	—
In-process research and development charge	30	1.2	—	—

Operating (loss) income	(730)	(28.3)	557	22.6

Interest expense	46	1.8	40	1.6
Interest income	(9)	(0.3)	(6)	(0.2)
Other expense, net	156	6.0	1	—

(Loss) income from continuing operations before income taxes	(923)	(35.8)	522	21.2

Income taxes	184	7.1	135	5.5

(Loss) income from continuing operations	(1,107)	(42.9)	387	15.7

Loss from discontinued operations, net of income taxes	1	—	26	1.1

Net (loss) income	$(1,108)	(43.0)	$361	14.7

Pro forma basic and diluted earnings per share (1):
(Loss) income from continuing operations	$(2.23)		$0.78
Loss from discontinued operations	—		0.05
Net (loss) income	(2.23)		0.73

Pro forma basic and diluted shares outstanding (1)	497		497

(1)	Following the separation from Tyco International, Covidien had 497 million common shares outstanding. This share amount was used to calculate pro forma earnings per share for all periods presented. The same number of shares was used to calculate diluted earnings per share and basic earnings per share because no common shares of Covidien were publicly available on or before June 29, 2007, and no Covidien restricted shares or share options were outstanding prior to the Separation.

Covidien Ltd.

Combined Statements of Operations (unaudited)

Nine Months Ended June 29, 2007 and June 30, 2006

(in millions, except per share data)

	Nine Months Ended
	June 29, 2007	Percent of Net Sales	June 30, 2006	Percent of Net Sales
Net sales	$7,569	100.0%	$7,166	100.0%
Cost of products sold	3,979	52.6	3,820	53.3

Gross profit	3,590	47.4	3,346	46.7

Selling, general and administrative expenses	1,840	24.3	1,561	21.8
Research and development expenses	197	2.6	194	2.7
Class action settlement, net of insurance recovery	1,207	15.9	—	—
Restructuring charges	26	0.3	—	—
(Gain) on divestiture	—	—	(45)	(0.6)
In-process research and development charges	38	0.5	3	—

Operating income	282	3.7	1,633	22.8

Interest expense	125	1.7	131	1.8
Interest income	(28)	(0.4)	(23)	(0.3)
Other expense, net	150	2.0	6	0.1

Income from continuing operations before income taxes	35	0.5	1,519	21.2

Income taxes	406	5.4	384	5.4

(Loss) income from continuing operations	(371)	(4.9)	1,135	15.8

Loss from discontinued operations, net of income taxes	5	0.1	320	4.5

Net (loss) income	$(376)	(5.0)	$815	11.4

Pro forma basic and diluted earnings per share (1):
(Loss) income from continuing operations	$(0.75)		$2.28
Loss from discontinued operations	0.01		0.64
Net (loss) income	(0.76)		1.64

Pro forma basic and diluted shares outstanding (1)	497		497

(1)	Following the separation from Tyco International, Covidien had 497 million common shares outstanding. This share amount was used to calculate pro forma earnings per share for all periods presented. The same number of shares was used to calculate diluted earnings per share and basic earnings per share because no common shares of Covidien were publicly available on or before June 29, 2007, and no Covidien restricted shares or share options were outstanding prior to the Separation.

Covidien Ltd.

Segment and Geographical Sales (unaudited)

Quarters and Nine Months Ended June 29, 2007 and June 30, 2006

(in millions)

	Quarters Ended			Nine Months Ended
	June 29, 2007	June 30, 2006	Percentage Change	June 29, 2007	June 30, 2006	Percentage Change
Segment net sales:
Medical Devices	$1,583	$1,458	8.6%	$4,553	$4,238	7.4%
Imaging Solutions	238	227	4.8	690	642	7.5
Pharmaceutical Products	333	307	8.5	1,003	905	10.8
Medical Supplies	247	255	(3.1)	743	739	0.5
Retail Products	178	217	(18.0)	580	642	(9.7)

	$2,579	$2,464	4.7	$7,569	$7,166	5.6

	Quarters Ended			Nine Months Ended
	June 29, 2007	June 30, 2006	Percentage Change	June 29, 2007	June 30, 2006	Percentage Change
Geographical net sales:
U.S.	$1,547	$1,524	1.5%	$4,605	$4,482	2.7%
Other Americas	129	113	14.2	354	326	8.6
Europe	650	574	13.2	1,856	1,636	13.4
Japan	139	144	(3.5)	420	421	(0.2)
Asia-Pacific	114	109	4.6	334	301	11.0

	$2,579	$2,464	4.7	$7,569	$7,166	5.6

Covidien Ltd.

Non-GAAP Reconciliations (unaudited)

Quarter and Nine Months Ended June 29, 2007

(in millions, except per share data)

	Quarter Ended June 29, 2007
	Operating (loss) income	(Loss) income from continuing operations before income taxes	(Loss) income from continuing operations	Pro forma basic and diluted (loss) earnings per share from continuing operations
GAAP	$(730)	$(923)	$(1,107)	$(2.23)
Adjustments:
Class action settlement, net of insurance recovery (1)	1,207	1,207	1,207	2.43
Restructuring charges (2)	5	5	3	0.01
In-process research and development charge (3)	30	30	22	0.04
Loss on the early extinguishment of debt (4)	—	155	152	0.31
Tax matters (5)	—	—	58	0.12

As adjusted	$512	$474	$335	0.67

(1)	We were allocated a net charge of $1,207 million from Tyco International for our portion of Tyco International’s class action settlement. This amount is comprised of our portion of the class action settlement of $1,249 million, net of our portion of the related insurance recovery of $42 million.
(2)	Restructuring charges of $5 million related primarily to severance costs within our Medical Devices segment.
(3)	Our Medical Devices segment recorded an in-process research and development charge of $30 million in connection with the acquisition of intellectual property from Sorbx, LLC.
(4)	We recorded a loss on the early extinguishment of debt of $155 million, of which $146 million was allocated by Tyco International. The loss on the early extinguishment of debt was included in “Other expense, net” in our Combined Statement of Operations.
(5)	Our tax rate was negatively impacted by $58 million of certain tax costs incurred in connection with our separation from Tyco International and other adjustments to legacy income tax liabilities.

	Nine Months Ended June 29, 2007
	Operating income	Income from continuing operations before income taxes	(Loss) income from continuing operations	Pro forma basic and diluted (loss) earnings per share from continuing operations
GAAP	$282	$35	$(371)	$(0.75)
Adjustments:
Class action settlement, net of insurance recovery (1)	1,207	1,207	1,207	2.43
Restructuring charges (2)	26	26	17	0.03
In-process research and development charges (3)	38	38	30	0.06
Loss on the early extinguishment of debt (4)	—	155	152	0.31
Tax matters (5)	—	—	12	0.02

As adjusted	$1,553	$1,461	$1,047	2.11

(1)	We were allocated a net charge of $1,207 million from Tyco International for our portion of Tyco International’s class action settlement. This amount is comprised of our portion of the class action settlement of $1,249 million, net of our portion of the related insurance recovery of $42 million.
(2)	Restructuring charges of $26 million related primarily to severance costs within our Medical Devices segment.
(3)	Our Medical Devices segment recorded an in-process research and development charge of $30 million in connection with the acquisition of intellectual property from Sorbx, LLC. In addition, our Medical Devices segment recorded an in-process research and development charge of $8 million in connection with the acquisition of the remaining outstanding shares of Airox S.A.
(4)	We recorded a loss on the early extinguishment of debt of $155 million, of which $146 million was allocated by Tyco International. The loss on the early extinguishment of debt was included in “Other expense, net” in our Combined Statement of Operations.
(5)	Our tax rate was negatively impacted by $12 million, which consists of certain tax costs incurred in connection with our separation from Tyco International and other adjustments to legacy income tax liabilities, partially offset by the release of deferred tax valuation allowances related to changes in a non-U.S. tax law.

Covidien Ltd.

Non-GAAP Reconciliations (unaudited)

Quarter and Nine Months Ended June 30, 2006

(in millions, except per share data)

	Quarter Ended June 30, 2006
	Operating income	Income from continuing operations before income taxes	Income from continuing operations	Pro forma basic and diluted earnings per share from continuing operations
GAAP	$557	$522	$387	$0.78
Adjustments:
Loss on divestiture (1)	1	1	1	—
Tax matters	—	—	4	0.01

As adjusted	$558	$523	$392	0.79

(1)	Loss of $1 million is related to the sale of the Radionics product line within the Medical Devices segment.

	Nine Months Ended June 30, 2006
	Operating income	Income from continuing operations before income taxes	Income from continuing operations	Pro forma basic and diluted earnings per share from continuing operations
GAAP	$1,633	$1,519	$1,135	$2.28
Adjustments:
(Gain) on divestiture (1)	(45)	(45)	(36)	(0.07)
In-process research and development charge (2)	3	3	3	0.01
Tax matters	—	—	7	0.01

As adjusted	$1,591	$1,477	$1,109	2.23

(1)	(Gain) of $45 million is related to the sale of the Radionics product line within the Medical Devices segment.
(2)	The Medical Devices segment recorded in-process research and development charges of $3 million in connection with the acquisition of over 90% of Floreane Medical Implants, S.A.